Exhibit 99.1

Aditxt, Inc. Enters into Definitive Agreement to Acquire Evofem Biosciences, Inc., Creator of Phexxi®, the First and Only FDA-Approved Hormone-Free Contraceptive Gel, to Address Diverse Reproductive Health Needs of Women Globally

Evofem posted $13.4 million in net sales of Phexxi for the first nine months of 2023;

Aditxt looks to accelerate Evofem into the global non-hormonal birth control market valued at
$27.7 billion in 2022 and is projected to grow to $52.2 billion by 2031

RICHMOND, VA and SAN DIEGO, CA, December 12, 2023 – Aditxt, Inc. (“Aditxt” or the “Company”) (NASDAQ: ADTX), a company dedicated to discovering, developing, and deploying promising health innovations, and Evofem Biosciences, Inc. (“Evofem”) (OTCQB: EVFM), a pioneer in women’s health, today announced the signing of a definitive agreement (the “Agreement”) under which Aditxt is to acquire Evofem in consideration of the issuance of a combination of common stock and preferred stock, and the assumption of certain senior indebtedness, having an aggregate amount of approximately $100 million (the “Transaction”). Pending a successful Transaction, it will also mark the establishment of a women’s health mission within Aditxt’s platform, aligning with global healthcare needs.

Revolutionizing Women’s Reproductive Health with Phexxi®

Evofem is a commercial-stage women’s health company with a strong focus on innovation. Evofem is the creator of the first and only FDA-approved hormone-free contraceptive gel, Phexxi® (lactic acid, citric acid, and potassium bitartrate). Phexxi® empowers women with a convenient, discreet, and flexible contraception method, putting control in their hands. By allowing on-demand usage within one hour before intercourse, Phexxi® addresses a critical need in the United States and global contraception market, offering women greater autonomy over their reproductive health decisions.

Phexxi® represents a groundbreaking shift in women’s healthcare, offering a non-daily, hormone-free contraceptive choice for the 23 million women who need alternatives to traditional methods in the United States alone. Like male contraception, female contraception should be adaptable to personal needs – not a daily burden, irrespective of actual necessity. This innovation not only challenges the decades-long norm of daily hormonal contraception but empowers women with more personalized healthcare choices. Phexxi® is a testament to the urgent need for more focused innovation in women’s health, ensuring choices are made for their benefit, not by chance or default.

Aditxt Unlocking Evofem’s Global Potential for Non-Hormonal Contraception

The global need for effective family planning is evident, with nearly 1.1 billion women worldwide desiring contraception, according to the UN Department of Economic and Social Affairs. This demand is mirrored in the significant market growth projections for non-hormonal birth control; Growth Plus Reports highlights an increase from $27.7 billion in 2022 to $52.2 billion by 2031. The success of Phexxi® in the U.S., with an 82% approval rate for claims and escalating sales, reflects this rising demand. With Aditxt’s acquisition of Evofem, there is an opportunity to leverage this momentum, access untapped markets, and potentially capture a significant global market share. This move is poised to meet commercial objectives and address a crucial aspect of women’s healthcare. The power to decide when to have a family should rest firmly in each woman’s hands, aligning with her life choices and aspirations and thus playing a crucial role in shaping her economic and social future.

Furthermore, Evofem’s consistent sales growth aligns with the rising demand for innovative contraceptive solutions. The post-acquisition integration into the Aditxt platform will strengthen Evofem’s ability to enter global markets through organic expansion, product acquisitions, and licensing agreements, positioning it to capture a substantial market share and address crucial women’s healthcare needs globally.

Aditxt – A Platform for Accelerating Promising Innovations

As a company focused on discovering, developing, and deploying promising health innovations, Aditxt offers a dynamic environment dedicated to helping ground-breaking innovations thrive. As a public company with global stakeholders, Aditxt aims to engage society in supporting innovations addressing autoimmunity, health by the numbers, life-extending transplant technologies, population health, and now, with the proposed Evofem acquisition, women’s health, rendering its collaborative ecosystem a powerful tool for realizing the full potential of each subsidiary.

Amro Albanna, co-Founder, chairman, and CEO of Aditxt, shared his insights on this announcement: “At Aditxt, our mission is to make promising innovations possible together. Evofem represents precisely the kind of groundbreaking innovation that aligns with our mission. Aditxt will provide Evofem with a global platform to amplify their transformative innovation in women’s health. As we move forward, we aim to empower our shareholders to participate in this journey through their votes. This approach ensures that our stakeholders are integral in advancing these vital health innovations on the Aditxt platform, truly socializing how health innovations advance and impact lives worldwide.”

“We are excited about the opportunity to accelerate our growth trajectory, as a subsidiary of Aditxt, into a multi-product women’s health franchise,” said Evofem’s CEO, Saundra Pelletier. “We believe this Transaction is in the best interests of our shareholders and are confident that they and the women we serve will benefit from our expanded offering and stronger voice.”

Details of the Proposed Transaction

The Transaction is intended to create significant strategic advantages for both companies. Evofem’s growing revenue base may allow Aditxt to catalyze future growth by leveraging synergies by and amongst Evofem, Aditxt, and Aditxt’s other subsidiaries. The boards of directors of both companies have unanimously approved the Transaction.

Aditxt has assumed Evofem’s senior secured debt that was issued to the investor under the Securities Purchase and Security Agreement dated April 2020, as amended, and shall pay $5.0 million to Evofem’s senior secured debtholder by year-end 2023, $8.0 million by September 2024, and up to an additional $5 million thereafter.

Aditxt has also agreed to provide a $3.0 million loan to Evofem between the date of signing of the Agreement and closing and to cover Evofem’s legal costs related to the Transaction. At closing, the holders of Evofem’s common stock will exchange their shares for an aggregate of 610,000 shares of Aditxt common stock. In addition, Aditxt has agreed to issue up to an aggregate of 89,126 shares of preferred stock to the holders of Evofem’s currently outstanding unsecured notes, purchase rights, certain warrants, and preferred stock. Upon closing of the Transaction, which is currently anticipated to occur in the first half of 2024, Evofem will be a wholly owned subsidiary of Aditxt, with the Evofem management team to receive equity grants in the subsidiary of up to ten percent on a fully diluted basis after closing, and will continue to be led by Saundra Pelletier, Chief Executive Officer of Evofem, and the current management team.

The boards of directors of Aditxt and Evofem have unanimously approved the proposed Transaction. The Transaction is subject to, among other things, the approval of both Aditxt and Evofem stockholders and satisfaction or waiver of the conditions stated in the Agreement.

The description of the business combination contained herein is only a high-level summary. Additional information about the proposed Transaction, including a copy of the business combination agreement, will be provided in a Current Report on Form 8-K to be filed by Aditxt with the Securities and Exchange Commission (“SEC”) and will be available at the SEC’s website at www.sec.gov. In addition, Aditxt intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus and will file other documents regarding the proposed Transaction with the SEC.

About Aditxt, Inc.

Aditxt is focused on discovering, developing, and deploying life-changing health innovations. Aditxt’s diverse portfolio includes Adimune™, Inc., developing a new class of therapeutics designed to retrain the immune system to address organ rejection, autoimmunity, and allergies; and Pearsanta™, Inc., offering timely, convenient, and high-quality personalized lab testing anytime and anywhere, backed by its CLIA-certified and CAP-accredited monitoring center. For more information, visit Aditxt.com.

About Evofem Biosciences, Inc.

Evofem is focused on commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Aditxt® is a registered trademark and Adimune™, Adivir™, and Pearsanta™ are trademarks of Aditxt, Inc.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Sources

1. United Nations Department of Economic and Social Affairs, Population Division (2022). World Family Planning 2022: Meeting the changing needs for family planning: Contraceptive use by age and method. UN DESA/POP/2022/TR/NO. 4. Accessed 29 November 2023 via https://www.un.org/development/desa/pd/sites/www.un.org.development.desa.pd/files/files/documents/2023/Feb/undesa_pd_2022_world-family-planning.pdf

2. Growth Plus Reports. Non-Hormonal Birth Control Market by Type (Contraceptive Devices, Sterilization), Gender (Male, Female) – Global Outlook & Forecast 2023-2033. 05 May 2023. Accessed 28 November 2023 via https://www.growthplusreports.com/report/nonhormonal-birth-control-market/8914

Additional Information and Where to Find It

In connection with the Agreement and the proposed Transaction, Aditxt intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), which will include a joint preliminary proxy statement/prospectus certain other related documents; this will be both the proxy statement to be distributed to the respective stockholders of Aditxt and Evofem in connection with Aditxt’s and Evofem’s solicitation of proxies for the vote by their respective stockholders with respect to the proposed Transaction and other matters as may be described in the definitive proxy statement. This press release does not contain any information that should be considered by Aditxt’s or Evofem’s stockholders concerning the proposed Transaction and is not intended to constitute the basis of any voting or investment decision in respect of the proposed Transaction. The respective stockholders of Aditxt and Evofem and other interested persons are advised to read, when available, the joint preliminary proxy statement/prospectus and the amendments thereto and the joint definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed Transaction, as these materials will contain important information about Aditxt, Evofem, the merger agreement and the proposed Transaction. When available, the joint definitive proxy statement/prospectus and other relevant materials regarding the proposed Transaction will be mailed to stockholders of Aditxt and Evofem as of a record date to be established for voting on the proposed Transaction. Stockholders of Aditxt and Evofem will also be able to obtain copies of the Registration Statement, the joint preliminary proxy statement/prospectus, the joint definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, through the SEC’s website at https://www.sec.gov, through Aditxt’s website at https://www.aditxt.com/investor-relations/sec-filings/, through Evofem’s website at https://evofem.investorroom.com/SEC-filings, or by directing a request to ir@aditxt.com.

Participants in the Solicitation

Aditxt, Evofem and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from Aditxt’s and Evofem’s stockholders with respect to the proposed Transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed Transaction of the directors and officers of each of Aditxt and Evofem with respect to the proposed Transaction in the proxy statement/prospectus for the proposed Transaction when available and in the companies’ respective filings with the SEC.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the parties’ ability to close the proposed Transaction, including the ability of both companies to secure all required regulatory, third-party and shareholder approvals for the proposed Transaction; availability of cash to meet Aditxt’s obligation to pay noteholders under the Agreement and other near-and longer-term obligations under the Agreement; Aditxt’s expectation that shares of its common stock will remain listed on the Nasdaq Stock Market; the anticipated timing to close the Transaction; the anticipated financial performances of Aditxt and Evofem both before and after the proposed Transaction, anticipated benefits of the proposed Transaction including synergies to Aditxt’s business following the proposed Transaction, the degree of growth in the non-hormonal birth control market anticipated by third-party market researchers; Aditxt’s ability to leverage Evofem for subsequent product acquisitions and license agreements subsequent to the Transaction; Evofem’s ability to maintain requisite regulatory approvals; Evofem’s costs related to the Transaction; and changes to the potential market size and the size of the patient populations utilizing Phexxi®. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the each company’s SEC filings, including Aditxt’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 17, 2023 as amended April 28, 2023 and July 12, 2023, Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 14, 2023, and any subsequent filings, and Evofem’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 27, 2023, Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 14, 2023, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The companies do not undertake any duty to update any forward-looking statement except as required by law.

Contacts

Evofem Biosciences, Inc.	Aditxt, Inc.
Amy Raskopf	ir@aditxt.com
araskopf@evofem.com	Mary O’ Brien
(917) 673-5775	516-753-9933